EMPLOYMENT AGREEMENT


      Employment Agreement, dated as of January 1, 2006, by and between Steven
R. Eyer, an individual with an address at 1671 Pembrook Road, Maple Glen, PA 19002 ("Executive"), and Valley Forge Enterprises, Ltd. (formerly known as VFE Merger Corp.), a Pennsylvania corporation with its principal office located at 998 Old School Road, Site 1206, Wayne, PA 19087 (the "Company").

                                    RECITALS

      A. Pursuant to that certain Agreement and Plan of Merger, dated as of January 1, 2006 (the "Merger Agreement"), among Valley Forge Enterprises, Ltd. ("Old VFE"), VFE Merger Corp., Executive, Jack C. Holland and National Investment Managers Inc. ("NIM"), contemporaneously with the execution of this Agreement, Old VFE merged with and into the Company, and NIM thereby acquired Executive's equity interest in Old VFE.

      B. Pursuant to the Merger Agreement, NIM has agreed to cause the Company to retain Executive as an employee during the Term (as defined below).

      C. Executive desires to be employed by the Company during the Term, all upon the terms and conditions set forth herein.

      NOW, THEREFORE, the Company and Executive agree as follows:

1 Engagement; Duties. Subject to the terms and conditions set forth herein, the Company shall employ Executive, and Executive shall serve the Company, as [a Vice-President] during the Term (as defined in Section 2). In such capacity, Executive shall perform duties and be assigned responsibilities that are substantially similar to those performed by the Executive immediately prior to the date hereof and as may be assigned to him from time to time, including (i) the assumption of client relationships transferred from Jack C. Holland ("Holland") over an 18-month period and (ii) assistance in corporate level matters. During the Term, the Executive shall report to the Chief Executive Officer and Chief Operating Officer of NIM. During the Term, Executive shall use his reasonable efforts to promote the interests of the Company, shall perform his duties faithfully and diligently, consistent with sound business practices and shall devote his full business time (an average of forty (40) hours per week) to the performance of his duties for the Company in accordance with the terms hereof. During the Term, Employee shall not be required to relocate from the Wayne, Pennsylvania vicinity.

2 Term. Unless this Agreement is terminated pursuant to Section 5, the term of this Agreement ("Term") shall be for a period of one (1) year.

3 Compensation. As consideration for the performance by Executive of Executive's obligations under this Agreement, the Company shall pay Executive a base salary as follows:

      (A) During the Term, the Company shall pay Executive a base salary ("Base Salary") at the annual rate equal to the excess of (i) Seventy Five Thousand Dollars ($75,000) over (ii) the total of the annual base salaries to be paid during the same period by the Company to Holland and one or more other persons who will be hired for the purpose of assuming Holland's responsibilities in connection with the transfer of client relationships under Section 1 hereof.

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      (B) In addition to the Base Salary, the Company shall pay Executive, if and when earned by Executive, a bonus for developing new business ("Bonus") in accordance with the Account Executive Productivity Compensation Program annexed hereto as Exhibit A (the "AEPC Program"). The Company will continue the AEPC Program for a period of at least twelve (12) months following the date hereof, which period shall be increased to twenty-four (24) months following the date hereof if Minimum EBITDA (as defined in Exhibit D) is achieved for the first twelve (12) month period following the date hereof. In the event that the Company fails to achieve Minimum EBITDA for the first twelve (12) month period following the date hereof, the Company may, in its discretion, replace the AEPC Program with a bonus plan utilized by other members of NIM's affiliated group, as determined by the President or Chief Executive Officer of NIM.

      (C) The Base Salary shall be payable in accordance with the Company's normal payroll policy. The Company shall deduct from the Base Salary and any Bonus any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

      (D) Executive will also participate in the EBITDA bonus plan described in Exhibit D annexed hereto.

      (E) Executive will also participate in the Company's bonus pool, as described in Exhibit E annexed hereto.

4 Reimbursement of Expenses; Fringe Benefits.

      (A) Expenses. During the Term, the Company shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties on behalf of the Company including but not limited to automobile expense reimbursement at prevailing IRS mileage rates, provided, however, that such expenses were incurred in the furtherance of the Company's business, that Executive presents evidence of such expenses as may be required under the policies of the Company, and that any such expenses in excess of $500 are approved in advance in writing.

      (B) Fringe Benefits. During the Term, Executive shall be entitled to those fringe benefits and perquisites that are provided to other executives of the Company generally, including any health or other insurance, pension and/or retirement, or welfare plan. Notwithstanding the foregoing, the parties acknowledge and agree that Executive shall not be entitled to fringe benefits and perquisites identified as non-recurring on Exhibit B annexed hereto.

      (C) Business Expense Allowance. Executive shall be entitled to a non-accountable business expense allowance of $2,000 per month.

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      (D) Vacation. Executive shall be entitled to eight (8) weeks paid vacation days during each calendar year of the Term, pro-rated for any partial calendar year, at such times as are mutually agreed upon by Executive and NIM.

      (E) Options. Subject to the terms of NIM's stock option plan, and in consideration for assisting the Company and NIM in formulating corporate strategy, formalizing the Company's business development efforts and assisting with product selection and enhancement, effective as of the date hereof, the Executive shall be granted options to purchase Fifty Thousand (50,000) shares of the common stock of NIM at an exercise price of $1.00 per share for a term of five (5) years, vesting quarterly over a two-year period, commencing March 31, 2006. Other terms shall be as set forth in NIM's stock option plan or related grant letter, a copy of which is attached as Exhibit C. Provided that Executive is then employed by the Company, additional stock options may be granted to Executive at the end of each calendar year of employment based on the success of the Company's business in accordance with criteria established by, and at the sole discretion of, the Chief Executive Officer of NIM, as approved by the Board of Directors of NIM.

5 Termination. The Company may terminate this Agreement upon Executive's death, and may terminate this Agreement at any earlier time at the option of the Company due to Executive's Disability (as defined below) or for Cause (as defined below).

      (A) As used in this Agreement:

            (i) The term "Disability" means the inability of Executive substantially to perform his duties and obligations under this Agreement for sixty (60) consecutive days or sixty (60) days in any one hundred twenty
(120)-day period because of any mental or physical incapacity.

            (ii) The term "Cause" means (A) any act by Executive that damages, in any material respect, the reputation, business or business relationships of the Company, (B) any action by Executive that constitutes a fraud against the Company, (C) the conviction of Executive of a misdemeanor or felony, (D) Executive's refusal or failure to perform his duties that continues for a period of ten (10) business days after notice of such refusal or failure is given by the Company to Executive, (E) any material breach by Executive of this Agreement or any other agreement between Executive and the Company, or any affiliate of the Company, that continues for a period of ten (10) business days after notice of such breach is given by the Company to Executive, or (F) any failure by the Executive to maintain his securities registrations and other regulatory licenses and authorizations (other than insurance licenses in states other than Pennsylvania), including without limitation, any willful violation of applicable laws, rules or regulations by the Executive that results in the suspension or revocation of such registrations, licenses or authorizations.

            (iii) The term "Termination Date" shall mean the earlier of the expiration of this Agreement or the effective date of the Company's termination of this Agreement.

      (B) Payments to Executive Upon Termination of This Agreement.

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            (i) In the event this Agreement is terminated prior to the expiration of the Term by the Company without Cause, the Company shall pay to Executive the amounts set forth in this Section 5(B)(i) within thirty (30) days of the effective date of termination: (a) an amount equal to Executive's accrued but unpaid Base Salary; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the Termination Date; (c) Executive's Base Salary for the remainder of the Term, payable as and when such Base Salary otherwise would have been payable in accordance with the Company's payroll practices; (d) an amount equal to any earned but unpaid Bonus prior to the Termination Date and (e) any other amounts or benefits due under this Agreement and any benefit plan, or program through the remainder of the original employment term in accordance with the terms of said plan or program, but without duplication.

            (ii) In the event this Agreement is terminated prior to the expiration of the Term by the Company for Cause or due to Executive's death or Disability, the Company shall pay to Executive the amounts set forth in this
Section 5(B)(ii): (a) an amount equal to Executive's accrued but unpaid Base Salary and earned but unpaid Bonus prior to the Termination Date; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the Termination Date; and (c) any other amounts or benefits due through the Termination Date under this Agreement and any benefit plan, or program in accordance with the terms of said plan or program, but without duplication.

            (iii) Upon expiration of the Term, the Company shall pay to Executive the amounts set forth in this Section 5(B) (iii): (a) all of Executive's accrued but unpaid Base Salary and earned but unpaid Bonuses; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the end of the Term; and (c) any other amounts or benefits due through the end of the Term under this Agreement and any benefit plan, or program in accordance with the terms of said plan or program, but without duplication.

The Company's obligations under Sections 5(B)(i), (ii) and (iii) shall survive termination of this Agreement.

6 Non-Disclosure; Non-Competition and Non-Solicitation. Reference is made to the Non-Competition, Non-Solicitation and Non-Disclosure Agreement, of even date herewith, between NIM and Executive, which is incorporated herein by reference and shall survive the expiration or termination of this Agreement.

7 Representation and Warranty of Executive. Executive represents and warrants to Company that the execution and delivery of this Agreement and the performance of Executive's obligations pursuant hereto shall not conflict with or result in a breach of any provisions of any (a) agreement, commitment, undertaking, arrangement or understanding to which Executive is a party or by which Executive is bound; or (b) order, judgment or decree of any court or arbitrator.

8 General Provisions.

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      (A) Notices. All notices and other communications under this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, postage prepaid, return receipt requested or generally recognized overnight delivery service. Notices shall be sent to the appropriate party at that party's address set forth above or at such other address for that party as shall be specified by notice given under this Section. All such notices and communications shall be deemed received upon (a) actual receipt by the addressee or (b) actual delivery to the appropriate address. Copies of notices hereunder shall be sent as follows: If to Executive - to: Bruce Alan Herald, Esq., 120 John Robert Thomas Drive, Exton, PA 19341-2654, fax no.610 594 7955; and if to the Company, to: National Investment Managers Inc., 830 Third Avenue, New York, NY 10022, attention: President, and to: Cohen Tauber Spievack & Wagner LLP, 420 Lexington Avenue, Suite 2400, New York, NY 10170, fax no. 212 586 5095, attention: Adam Stein, Esq.

      (B) Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties' respective successors, permitted assigns, and heirs and legal representatives. This Agreement may be assigned to, and thereupon shall inure to the benefit of, any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law, provided, however, that in the event of any such assignment, equitable adjustments shall be made to any financial criteria or targets required to be met by Executive. This Agreement is a personal services contract and may not be assigned by Executive nor may the duties of Executive hereunder be delegated by Executive to any other person.

      (C) Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but shall be enforced to the full extent permitted by law.

      (D) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

      (E) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania located in the County of Chester and the Federal court in the Eastern District of Pennsylvania with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court.

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      (F) Counterparts. This Agreement may be executed in counterparts, both of which shall be considered an original, but both of which together shall constitute the same instrument. In addition, the parties may execute multiple original copies of this Agreement, each of which shall be considered an original, but all of which shall be considered the same Agreement.

      (G) Entire Agreement; Amendment. This Agreement contains the complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all prior agreements between them with respect to that subject matter, and may not be changed or terminated orally. Any amendment or modification must be in writing and signed by the party to be charged.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                         VALLEY FORGE ENTERPRISES, LTD.

                                         By: __________________________
                                         Name:
                                         Title:

                                         ______________________________
                                         STEVEN R. EYER




                  [SIGNATURE PAGE - EYER EMPLOYMENT AGREEMENT]


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                                    EXHIBIT A

               Account Executive Productivity Compensation Program

The Account Executive Productivity Compensation Program (AEPCP) has been an integral part of VFE's compensation system for approximately twenty years. It has evolved significantly from its inception, as have VFE operations over the same period.

Basically, the AEPCP measures the revenue that is received by VFE during each fiscal year as a result of the efforts of a particular Account Executive (AE) on behalf of new and existing clients. These revenues are then classified by line of business (e.g. pension, insurance, and investment) and type (e.g., original-new, transferred-new, and transferred-existing). The amount of each category of revenue is then multiplied by the percentage that applies to that revenue category. See Chart of Five for further details and credit percentages that applied for fye Feb-2005. Also see, Interoffice Memorandum dated March 1, 1995 regarding New Business Incentive. These amounts are then totaled to determine that AE's total Productivity Compensation for that year.

An AE is entitled to a Productivity Bonus equal to the amount by which his Productivity Compensation exceeds the amount of his non-refundable Draw Compensation for the same period.

After the merger of VFE, the AEPCP will continue in its current form for all AE's other than Jack Holland and Steve Eyer (Jack and Steve) and will continue for Jack and Steve in a modified form.

After the merger of VFE, for Jack and Steve there will be one conceptual difference, since Jack and Steve have, in essence, sold their recurring revenue to National Investment Managers, Inc. (NIM) in exchange for various considerations plus a wage pool of $350,000 to be shared by Jack and Steve and, eventually, a new hire. For Jack and Steve, the Productivity Bonus will be attributable to only (a) the revenues from new clients (b) sales of new insurance policies, including but not limited to sales of new policies to clients that previously purchased insurance, and (c) sales of products and services to existing clients different than the products and services purchased by such existing clients before March 1, 2005 and there will be no offset by the $350,000 compensation pool. New clients will be those that are not on the books of VFE as of February 28, 2005, that date being the end of the EBITDA measuring period. The standard New Business Incentive adjustment to payout percentages under the Chart of Five will continue to apply to Jack and Steve. A three-page copy of the Chart of Five (one page each for pension, insurance and investments) and a one-page interoffice memorandum dated March 1, 1995 regarding "New Business Incentive" are attached, incorporated by reference and made a part of this Exhibit A.


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                                    EXHIBIT B

                         Non-Recurring Fringe Benefits


Auto reimbursement in excess of IRS mileage rate
Cell phones for wives
Reimbursement of Personal Disability Coverage
Reimbursement of Personal Long Term Care Insurance
Club Dues
Key Man Insurance
Exotic Travel



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                                    EXHIBIT C

                                Stock Option Plan

                                   [Attached]


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                                    EXHIBIT D

                                EBITDA Bonus Plan

      In the event that the Company and the Company Subsidiaries achieve, during the 12-month period commencing January 1, 2006 (the "First Measurement Period"), on a consolidated basis, EBITDA (as defined below) of more than $1,000,000 (the "Minimum EBITDA"), as determined by MergerCo's Chief Financial Officer in accordance with GAAP, Executive and Jack C. Holland ("Holland") shall be entitled to a cash bonus ("EBITDA Bonus") equal to the amount by which EBITDA for the First Measurement Period exceeds the Minimum EBITDA, up to a maximum EBITDA Bonus for the First Measurement Period of $275,000 in the aggregate for both Executive and Holland. The EBITDA Bonus shall be allocated between Executive and Holland in accordance with the joint written instruction of Executive and Holland; if no such instruction is provided, then each of Executive and Holland shall be entitled to 50% of the EBITDA Bonus. Such EBITDA Bonus shall be paid to Executive no later than the date of the first scheduled payroll following the date of completion of NIM's annual audit for the period to which the EBITDA Bonus relates, accompanied by a written notice from MergerCo (an "EBITDA Computation Notice") setting forth the Chief Financial Officer's determination of EBITDA for the First Measurement Period together with the Chief Financial Officer's worksheet setting forth the computation of EBITDA in reasonable detail.

      In the event that the Company and the Company Subsidiaries achieve, during the 12-month period commencing January 1, 2007 (the "Second Measurement Period"), on a consolidated basis, EBITDA of more than $1,000,000 (the "Minimum EBITDA"), as determined by MergerCo's Chief Financial Officer in accordance with GAAP, Executive and Holland shall be entitled to a cash bonus ("EBITDA Bonus") equal to the amount by which EBITDA for the Second Measurement Period exceeds the Minimum EBITDA, up to a maximum EBITDA Bonus for the Second Measurement Period of $275,000 in the aggregate for both Executive and Holland. Executive and Holland shall each be entitled to 50% of such EBITDA Bonus. Such EBITDA Bonus shall be paid to Executive no later than the date of the first scheduled payroll following the date of completion of NIM's annual audit for the period to which the EBITDA Bonus relates, accompanied by an EBITDA Computation Notice setting forth the Chief Financial Officer's determination of EBITDA for the Second Measurement Period together with the Chief Financial Officer's worksheet setting forth the computation of EBITDA in reasonable detail.

      Thirty (30) days after receipt by the Executive of an EBITDA Computation Notice, MergerCo's computation of EBITDA therein shall be deemed final and binding on the parties unless, prior thereto, Executive shall have delivered to MergerCo a written notice disputing the EBITDA computation and setting forth the reasons for such dispute in reasonable detail. In the event that a dispute notice is timely delivered, the determination of EBITDA shall be made by Pressman Ciocca Smith LLP, whose expenses shall be shared equally by the parties, and whose determination shall be final and binding on the parties.

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      For purposes of this Agreement, "EBITDA" means pre-tax income, plus interest expense, plus depreciation and amortization expense, plus lost revenues resulting from any changes made by NIM with respect to a broker/dealer for VF Investment Services Corp., V.F. Associates, Inc. or their producers that creates higher or additional broker/dealer fees (but excluding any adjustment that would otherwise result from reduced broker/dealer fees), as further adjusted by any business combination of the Company or any Company Subsidiary after the date hereof that directly or indirectly causes a decrease in EBITDA. The determination of EBITDA for any period shall not be reduced by the amount of the EBITDA Bonus for such period. Furthermore, EBITDA shall be increased by the following: (i) any corporate overhead or administrative expenses charged by the Company's parent in the form of management fees, overhead allocations or similar charges; (ii) additional expenses directly caused by changes implemented by NIM to the Company's profit sharing plan contributions or 401(k) matching expenses for Company employees; (iii) additional expenses directly caused by changes implemented by NIM during the 2006 calendar year to the Company's plan administration software or plan administration record keeping; and (iv) additional expenses directly caused by changes implemented by NIM to the Company's health insurance and dental insurance plans for its employees.

      Notwithstanding the foregoing:

      (a) If the employment of Executive has terminated prior to the end of the First Measurement Period due to (i) Executive's termination for "Cause", (ii) Executive's death or Disability or (iii) Executive's voluntary termination of employment, as the case may be, but excluding a termination without Cause (collectively, a "Termination Event"), then Executive shall be entitled to a ratable portion of the EBITDA Bonus, if any, for the First Measurement Period based on the portion of the First Measurement Period preceding the date of the Termination Event, and shall forfeit the right to receive an EBITDA Bonus for the balance of the First Measurement Period and the Second Measurement Period.

      (b) If the employment of Executive has terminated due to a Termination Event after the end of the First Measurement Period but prior to the end of the Second Measurement Period, then Executive shall be entitled to a ratable portion of the EBITDA Bonus, if any, based on the portion of the Second Measurement Period preceding the date of the Termination Event and shall forfeit the right to receive an EBITDA Bonus for the balance of the Second Measurement Period.

      (c) In the event that Executive has been terminated on account of a Termination Event, Executive's forfeited portion of the EBITDA Bonus shall be paid to Holland for so long as a Termination Event has not occurred with respect to Holland. At such time as both Executive and Holland have been terminated due to a Termination Event, the EBITDA Bonus payable by the Company for the applicable Measurement Period shall be reduced on a pro rated basis as of the date of the later of the two Termination Events.

      (d) In the event that Executive has been terminated without Cause prior to the end of the First Measurement Period or the Second Measurement Period, Executive will nonetheless be entitled to the full amount of the EBITDA Bonus, if any, payable for such period.

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                                    EXHIBIT E

                                BONUS PROVISIONS

Pre-Tax Net Profits Bonus Pool

      For the twelve-month period commencing January 1, 2006 and ending December 31, 2006, the Company will set aside for the Company's employees a bonus pool ("Pre-Tax Net Profits Bonus Pool") equal to ten percent (10%) of the amount by which the Company's Pre-Tax Net Profits for such calendar year exceeds One Million One Hundred Thousand Dollars ($1,100,000.00), based on the Company's audited financial statements for the 2006 calendar year.

      For the twelve-month period commencing January 1, 2007 and ending December 31, 2007, the Company will set aside for the Company's employees a Pre-Tax Net Profits Bonus Pool equal to ten percent (10%) of the amount by which the Company's Pre-Tax Net Profits for such calendar year exceeds the greater of (i) One Million One Hundred Thousand Dollars ($1,100,000.00) or (ii) Pre-Tax Net Profits for the 2006 calendar year, based on the Company's audited financial statements for the 2006 and 2007 calendar years.

      Jack C. Holland will submit a proposed allocation of the bonus pool to the Chief Executive Officer and Chief Operating Officer of National Investment Managers Inc., who will have the discretion to allocate the pool in the exercise of his business judgment. Such amount allocated to the employees shall be payable to them no later than 120 days after the calendar year to which it relates, pro-rated for any partial year of employment.

      "Pre-Tax Net Profits" for any period shall mean the pre-tax net income (if any), as defined by GAAP (as such term is defined in the Merger Agreement), of the Company for such period (after adjustment for any EBITDA Bonuses payable to Executive and Holland) as determined by the Company's certified public accountants, which determination shall be binding on the parties.

      For purposes of this Exhibit E, "Company" means, collectively, Valley Forge Enterprises, Ltd., Valley Forge Consulting Corporation, V.F. Associates, Inc. and VF Investment Services Corp.

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